Exhibit 10.2

FORM OF PERFORMANCE AWARD AGREEMENT (CEO)

THIS PERFORMANCE AWARD AGREEMENT (this “Agreement”) is made as of the 8th day of March, 2016, between DYNEGY INC., a Delaware corporation (“Dynegy”), and all of its Affiliates (collectively, the “Company”), and Robert Flexon (“Employee”).  A copy of the Dynegy Inc. 2012 Long Term Incentive Plan (the “Plan”) is annexed to this Agreement and shall be deemed a part of this Agreement as if fully set forth herein.  Unless the context otherwise requires, all terms that are not defined herein but which are defined in the Plan shall have the same meaning given to them in the Plan when used herein.

1)             The Plan.  Employee acknowledges receipt of a copy of the Plan, and agrees that this Performance Award shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof, and to all of the terms and conditions of this Agreement.

2)             The Grant.  The Compensation and Human Resources Committee of the Board of Directors (the “Committee”) granted to Employee on March 8, 2016 (“Effective Date”), a Performance Award of a designated number of performance units, each of which has a designated value equivalent to Dynegy’s Stock Price as of the Effective Date.  No portion of the Performance Units will be earned if the Company’s performance is below the Minimum level of performance.  The performance criteria are designated in Section 3 and on Exhibit 1 to this Agreement.

3)             Performance Period and Performance Goals.  Subject to the provisions of Sections 5 and 6 of this Agreement, the performance period for purposes of determining whether the Performance Award will be paid shall be January 1, 2016 through December 31, 2018 (the “Performance Period”).  The Performance Criteria for purposes of determining whether, and the extent to which, the Performance Award will be paid are set forth in Exhibit 1 to this Agreement, which Exhibit is made a part of this Agreement.

4)             Payment.  Subject to the provisions of Sections 5 and 6 of this Agreement, following the end of the Performance Period, Employee shall be entitled to receive the payment of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the Performance Criteria set forth in Exhibit 1 for such Performance Period, as determined and certified in writing by the Committee.  Payment of the Performance Award may be made in a lump sum in Dynegy Common Stock and shall be made no earlier than January 22, 2018 and not later than March 15, 2018 or such other time as complies with Code Section 409A.

5)             Termination.  The Performance Award shall terminate if Employee does not remain continuously in the employ of the Company or does not continue to perform services as a Consultant or Director for the Company at all times during the Performance Period, except that:

a)             if the Employee is determined to be disabled (as defined in the Company’s long term disability program or plan in which the Employee is a participant or, if the Employee does not participate in any such plan, as defined in the Dynegy Inc. Long Term Disability Plan, as amended, or the successor plan thereto) or in the event of the death of the

Employee, all Performance Units shall become vested at Target level of performance.  In such case, Employee or Employee’s legal representative, or the person, if any, who acquired the Performance Award by bequest or inheritance or by reason of the death of Employee, shall be entitled to receive any payment with respect to the Performance Award in accordance with this Agreement, or

b)             if the Employee’s employment with the Company terminates by reason of Involuntary Termination, then the Performance Units shall not be forfeited upon termination of employment and instead shall become vested upon completion of the performance period based solely upon the actual level of performance of the Company, or

c)              if the Employee’s employment with the Company terminates by reason of retirement following the date on which such Employee has (I) reached sixty (60) years of age and (II) completed at least ten (10) years of service as an employee of the Company, then the Performance Units shall become vested upon completion of the performance period based upon actual level of performance; or

d)             if the Employee’s employment with the Company terminates on April 30, 2018, then the Performance Units shall not be forfeited upon termination of employment and instead shall become vested upon completion of the performance period based solely upon the actual level of performance of the Company.

6)             Corporate Change. If a Corporate Change occurs during the Performance Period, provided the ending share would entitle Employee to receive a Performance Award based upon the performance goals set forth in Exhibit 1 to this Agreement Employee shall receive a payment with respect to the Performance Award, which shall be determined by using either, as applicable (a) the agreed price per share received by the shareholders of Dynegy as a result of the Corporate Change, or if there is no agreed price per Share, then (b) the average closing Dynegy Inc. share price for the twenty (20) consecutive trading days immediately preceding the effective date of the Corporate Change, as the ending Share price for the Performance Period.  Such payment, if any, shall be made regardless of whether Employee’s employment with the Company is terminated (other than for Cause) on or after the effective date of such Corporate Change, and shall be made in stock or cash to Employee as soon as administratively feasible but no later than the later of December 31 of the calendar year in which the Corporate Change occurs or the 15th day of the third month following the effective date of the Corporate Change.  The Performance Period shall end as of the effective date of a Corporate Change, and any Performance Award payments hereunder shall only be made in accordance with this Section.  Notwithstanding anything contained herein to the contrary, any Corporate Change within the first twelve (12) months of the Performance Period would entitle Employee to receive a Performance Award at Target level of performance.

7)             Status of Stock.  Employee agrees that any Shares distributed pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  Employee also agrees that (a) the certificates representing the Shares may bear such legend or legends as the Committee in its sole discretion deems appropriate in order to assure compliance with applicable securities laws and (b) the Company may refuse to register the transfer of the Shares on the stock transfer records of the Company, and may give related instructions to its transfer agent, if any, to stop registration of such transfer, if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law.

8)             Employment Relationship.  For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company or an Affiliate (as such term is defined in the Plan).  Nothing in the adoption of the Plan or the grant of the Performance Award thereunder pursuant to this Agreement shall confer upon Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time.  Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Company for any reason whatsoever, with or without cause.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee in its sole discretion, and its determination shall be final and binding on all parties.

9)             Withholding of Tax.  To the extent that payment of the Performance Award results in compensation income to Employee for federal or state income tax purposes, the Company is authorized to withhold from any cash or Stock distributable to the Employee under this Agreement then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.

10)      Code Section 409A.  If it is subsequently determined by the Committee, in its sole discretion, that the terms and conditions of this Agreement and/or the Plan are not compliant with Code Section 409A, or any Treasury regulations or Internal Revenue Service guidance promulgated thereunder, this Agreement and/or the Plan may be amended accordingly.

11)      Miscellaneous.

a)             This grant is subject to all the terms, conditions, limitations and restrictions contained in the Plan.  In the event of any conflict or inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall be controlling.  In the event of any conflict or inconsistency between the terms hereof and the terms of the Dynegy Inc. Severance Plan, including any amendments or supplements thereto, the terms hereof shall be controlling.

b)             Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered when hand delivered to Employee at his or her principal place of employment or when sent by registered or certified mail to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered when sent by registered or certified mail to the Company at its principal executive offices.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has agreed to and accepted the terms of this Agreement*, all as of the date first above written.

DYNEGY INC.

By:
Name:	Julius Cox
Title:	Executive Vice President and CAO

*Employee has agreed to and accepted the terms of this Agreement utilizing online grant acceptance capabilities with E*Trade Financial, the Company’s restricted stock administrator.

Exhibit 1

Performance Criteria

The following Performance Criteria shall apply to the Performance Award described in the attached PERFORMANCE AWARD AGREEMENT, dated as of the 8th day of March, 2016 between DYNEGY INC., a Delaware corporation (“Dynegy”), and all of its Affiliates (collectively, the “Company”), and the Employee.

1)                                     Performance Period: January 1, 2016 through December 31, 2018.

2)                                     Performance Criteria:

a)                                     Total Shareholder Return — For one-half (50%) of the Award, the performance criteria shall be calculated utilizing a volume-weighted average price (VWAP) by comparing the cumulative total stockholder return (“TSR”) for Dynegy’s common stock relative to the TSR for the Designated Peer Group and assuming that any dividends paid by Dynegy or the Designated Peer Group are reinvested on a daily basis.  For this purpose, TSR is calculated based on (a) the average stock price for a share of common stock during the 10 trading days both before and after January 1, 2016 and (b) the average stock price for a share of common stock during the 10 trading days both before and after December 31, 2018.

b)                                     Free Cash Flow — For one-half (50%) of the Award, the performance criteria shall be based on Dynegy’s Free Cash Flow (“FCF”) over the Performance Period.  FCF is defined as cash flow from operations less non-discretionary maintenance and environmental capital expenditures, the cash impact of acquisition-related fees and financing costs plus the return of restricted cash.  FCF also includes receipts or payments related to interest rate swaps and excludes the impact of changes in collateral and working capital.  FCF will exclude capital costs related to compliance with environmental requirements.

3)                                     Designated Peer Group: Any member of the Designated Peer Group (see Exhibit 2) that undergoes a “change of control event”, or significant change in business direction, prior to the end of the Performance Period may be removed from the Designated Peer Group at the discretion of the Human Resources and Compensation Committee.  A “change of control event” shall mean: (i) when a company completes the sale of assets having a gross sales price which exceeds 50% of the consolidated total capitalization of the company (consolidated total stockholders’ equity plus consolidated total long-term debt as determined in accordance with generally accepted accounting principles) as at the end of the last full fiscal quarter prior to the date such determination is made; or (ii) any corporation, person or group within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act) of voting securities of the company representing more than 30% of the total votes eligible to be cast at any election of directors of the company.

4)                                     Award Level for TSR: The Award Level for TSR shall be determined based on the percentile rank of Relative TSR.  For this purpose, the following shall apply:

Percentile Rank(1)	Award Level(2)
90th% or better: (Maximum)	200%
75th%	175%
50th% (Target):	100%
25th% (Minimum)	50%
Below 25th%	0%

5)                                     Award Level for FCF:  The Award Level for FCF shall be determined based on the achievement of the following cumulative FCF amounts over the Performance Period:

Performance Level	FCF Amount	% of Target PSUs Earned(3)
Maximum		200%
Target		100%
Threshold		50%
<Threshold		0%

(1)  If absolute TSR is negative across the Designated Peer Group, award payouts will be capped at 100%, regardless of relative TSR positioning.

(2)  Linear interpolation will be applicable to the percentages between 25% and 50%, 50% and 75%, and 75% and 90%.

(3)  Linear interpolation will be applicable to the percentages between the Performance Levels.

Exhibit 2

Designated Peer Group

☐                                    Public Service Enterprise Group (PSEG)

☐                                    Exelon Corporation (EXC)

☐                                    FirstEnergy (FE)

☐                                    Entergy Corporation (ETR)

☐                                    NRG Energy Inc. (NRG)

☐                                    AES Corporation (AES)

☐                                    Calpine Corporation (CPN)

☐                                    Talen Energy (TLN)

☐                                    Capital Power Corporation (CPX)

☐                                    TransAlta Corporation (TAC)